Exhibit 99.1

Excelsior LaSalle Property Fund, Inc.

August 2009

To Our Shareholders:

Given the continued weakness in the commercial real estate markets, we wanted to provide you with an overview of the current conditions, as well as a summary of actions taken by the Excelsior LaSalle Property Fund, Inc. (the “Fund” or “ELPF”) to address these difficult times. Please note that additional details about the Fund’s recent activities may be found in the Fund’s quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2009. You may view the Form 10-Q on the SEC’s Website at www.sec.gov. The Fund’s investor report for the quarter ended June 30, 2009, to be distributed to you in September, will also provide additional information about the Fund’s recent activities.

Overview of Current Conditions in the Real Estate Markets

While the general U.S. economy is showing some signs of stabilization, commercial real estate remains under significant stress. The commercial real estate markets continue to experience deteriorating conditions reflected by weakening cash flows, higher vacancies, and resultant declines in property valuations. The national office vacancy rate increased to 15.1% in the first quarter of 2009 from 14.4% in the fourth quarter of 2008, with many market participants expecting it to reach 18% by year-end.

Increasing vacancy rates have resulted in pressure on market rents with most markets reporting declines across all property types. Increasing vacancy rates, lower rents, difficult financing markets, and projected tepid future demand for space are leading to declines in property valuations. The appreciation component of the NCREIF Property Index1 declined slightly in the second and third quarters of 2008, just less than 2% cumulatively. Significant appreciation declines began in the fourth quarter of 2008 and the appreciation of the NCREIF Property Index has declined a cumulative 23% through the second quarter of 2009. Additional declines are expected over the near term with various industry economists forecasting peak-to-trough declines in excess of 30% on an unleveraged basis. Many analysts now believe the industry will not begin showing signs of recovery until possibly 2011, reflecting the time it will take for sustained job growth in the broader economy to generate absorption of vacant space and a firming of rents.

In addition, lack of market liquidity and concerns over debt maturities further serve to compound the difficulties within the real estate markets. As debt maturities become due in coming months, there is concern that foreclosures will cause further pressure on valuation fundamentals that are already weakened by the broader economic slowdown. Financing liquidity, in the form of new mortgages or Commercial Mortgage-backed Securities2 (“CMBS”) issuances, continues to be well below historic norms. To the extent that refinancings are occurring, the impact of declining property valuations is driving some property owners to invest additional equity to maintain or, in many cases, reduce the debt-to-equity ratios allowed by an already nervous and more restrictive lending community. The coming wave of CMBS maturities represents additional risks as it is estimated that $168 billion of debt in the CMBS market will come due between 2009 and 2012, with maturities increasing greatly in 2015 through 2017. So, while some other capital markets have begun to show signs of recovery, those associated with the commercial real estate industry do not appear to have reached “bottom.”

Investment products are:

Not FDIC Insured	May Lose Value	Not Bank Guaranteed

The Status of ELPF and the Impact of the Real Estate Markets on Fund Operations

The Fund’s investment objective is to seek to generate attractive long-term risk-adjusted returns3. In pursuing this objective, the Fund has acquired and manages a portfolio of real estate investments that is diversified by both property sector and by geographic market. In some respects, the diversified nature of the Fund’s real estate portfolio has served the Fund well to date, particularly given the relatively more severe impact that some of the Fund’s less diversified competitors have experienced.

In creating its real estate portfolio, the Fund purchased properties with longer-term leases, preferring financing with long-term fixed rate debt. As reflected in the recently filed Form 10-Q, ELPF has a modest amount of both lease expirations and debt maturities through 2011. Three properties out of a total portfolio of 41 have debt maturing before the end of 2011. These maturities account for 9.2% of total property level debt. From the perspective of lease expirations, less than 16%4 of ELPF’s total square footage, accounting for 33%4 of cumulative base rental revenues, expires through 2011.

While we believe that the portfolio of investments within ELPF has been well constructed, it is not immune to the market forces affecting the broader economy and the commercial real estate industry. So while nearer-term lease expirations in the portfolio are modest, a number of tenants are seeking rent concessions and in some cases have sought to avoid their rental obligations through bankruptcy proceedings because the broader weakness in the economy has dramatically impacted their businesses. This is particularly true in the retail segment of the portfolio, which constituted 18% of total portfolio square footage and 24% of total portfolio gross property value as of June 30, 2009. It is expected that it will likely take the Fund longer to re-lease the space that is expiring and that it should incur greater than expected levels of capital expenditures for tenant improvements in order to re-lease space. Regarding debt maturities, the Fund expects that it will likely need to make incremental equity contributions in order to refinance maturing obligations and protect the value of existing equity in its investments.

As overall economic and real estate market conditions have deteriorated over recent months, the management of ELPF has focused significant attention on the current impact of these events on the Fund, as well as on the significance to the Fund over the medium and longer term. One impact of the current market reality relates to the Fund’s cash flow and dividend. During the first quarter of 2009, ELPF reduced its dividend by 50% as it implemented a cash conservation strategy designed to help preserve the value of the Fund’s assets. This is consistent with actions taken by many other real estate funds and companies, both private and public. The analysis that supported the dividend reduction anticipated weak conditions in the commercial real estate markets through 2009 with improvements beginning in late-2010.

However, as real estate market conditions have continued to deteriorate, management has adjusted its view as to the possible timeframe for the potential recovery in these markets. Management currently anticipates that a meaningful recovery in the real estate markets may be delayed until 2012. This has had further implications on the level of the Fund’s dividend as discussed below. The revised assessment of potential cash flow assumes that vacancies in the portfolio will likely increase as it will take longer to re-let expiring leases and that the economic climate will cause some tenants to go bankrupt. Average rents are expected to decline somewhat as re-let space will likely reflect weakened market conditions, and the Fund may need to make rent concessions in order to retain or attract tenants. The reduction in property level cash flow combined with increasing capitalization rates will likely continue to put downward pressure on valuations such that the Fund will need to make incremental equity contributions in order to refinance its limited number of near-term maturing debt obligations.

Fund Actions in an Uncertain Environment

Management has determined that prudence requires a number of actions to be taken to help the Fund navigate these current difficult times. With the actions discussed below, management believes that the Fund has the capacity to generate sufficient cash to help meet its obligations through the medium term. Further, given the Fund’s rising loan-to-value ratio and the overall scarcity of debt for both refinancings and working capital, internally generated cash flow is currently the cheapest and most reliable source of capital available to the Fund. As with any analysis, there can be no guarantee of performance, and assessments could change materially if there is marked deterioration from current conditions or the downturn in the commercial real estate markets lasts longer than expected. As such, the Fund needs to take certain actions to build sufficient cash reserves to address annual working capital fluctuations, future capital expenditure requirements, existing loan amortizations, and nearer-term debt maturities.

Based on its current assessment of market conditions, management of the Fund has taken the following actions:

•

Dividend distributions – the payment of current dividends will be suspended in order to retain cash within the Fund. Suspension of the dividend should allow the Fund to generate needed reserves of approximately $10 million per year.

•

Tender offers/redemptions – the Fund will not offer to repurchase shares for the immediate future. Historically, share repurchases have been addressed in part through new capital inflows and the Fund’s working capital line of credit. Given the current market environment, it is unrealistic to assume any significant capital inflows until such time as the commercial real estate markets stabilize, dividends are restored and the Fund is projected to have excess cash available to satisfy tenders.

•

Property sales – the Fund is considering select property dispositions as a means of generating cash. The Fund will not participate in “fire-sale” transactions that negatively impact the Fund’s longer-term performance. Selective dispositions will be considered in situations where a fair and reasonable value may be achieved and the transaction furthers the Fund’s goals of deleveraging.

It should be noted that management’s projections of the Fund’s cash needs take into account the reduction in the management and advisory fees that will likely occur as the Fund’s net asset value decreases as well as continuation of the recent voluntary partial management and advisory fee waiver for uninvested new equity capital retained as working cash. Management has also assumed the continuation of the Fund’s current expense cap whereby the Manager absorbs ongoing operating costs of the Fund necessary to ensure the Fund’s ordinary operating expenses do not exceed .75% of NAV.

Strategic Assessment

The Fund is analyzing its options to assess whether there is a potential to access additional capital to assist it in reducing leverage, restoring dividends and/or providing an effective liquidity mechanism to investors. However, there can be no guarantee that this analysis will result in any recommendation to pursue new capital investment into the Fund.

Management believes that all the actions that are discussed in this letter are necessary to help the Fund navigate the current environment over the medium term. We thank you for your continued patience and support as we navigate through the extraordinary challenges presented by the unprecedented global recession and the resultant distress in the commercial real estate markets.

Sincerely,

C. Allan Swaringen

LaSalle Investment Management, Inc. Excelsior LaSalle Property Fund, Inc.

James D. Bowden

CEO and President

Excelsior LaSalle Property Fund, Inc.

Forward-Looking Statements

This letter may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments. Forward-looking statements can be identified by the use of forward-looking terminology such as, but not limited to, “may,” “should,” “expect,” “anticipate,” “estimate,” “would be,” “believe,” or “continue” or the negative or other variations of comparable terminology.

Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that could cause us not to realize our plans, intentions or expectations include, but are not limited to, the “Risk Factors” contained in the Fund’s 2008 Form 10-K and our periodic reports filed with the SEC, including risks related to: (i) student oriented apartment communities; (ii) the current global financial crisis; (iii) commercial real estate ownership; (iv) competition for attractive investments; (v) performance of the Manager and the Advisor; (vi) conflicts of interest between the Fund and the Manager or the Advisor; (vii) our ability to use leverage; (viii) the loss of key personnel by the Manager or the Advisor; (ix) compliance with the Exchange Act; (x) our failure to achieve our return objectives; (xi) the impact of co-tenancy provisions; (xii) defaults by significant tenants; (xiii) compliance with environmental laws; (xiv) the possible development of harmful mold at our properties; (xv) our ability to sell shares of our common stock; (xvi) terrorist attacks; (xvii) the adequacy of our insurance; (xviii) the extent to which our investments are diversified; (xix) our joint investments with third parties; (xx) the structure of the fees payable to the Manager and the Advisor; (xxi) our ability to remain exempt from the registration requirements of the Investment Company Act, and (xxii) our ability to qualify as a REIT. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this letter. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this letter.

Endnotes

Indices are unmanaged, include the reinvestment of dividends, they do not reflect the impact of management or performance fees and are not available for investment.

1

The NCREIF (National Council of Real Estate Investment Fiduciaries) Property Index is an unlevered index of institutionally held properties across the United States. All properties have been acquired on behalf of tax-exempt institutions and held in a fiduciary environment. Property types include: apartment, industrial, office and retail. The index includes existing properties only; no development projects are reflected in the index. The database increases quarterly as participants execute transactions and as new members join NCREIF and submit data. Sold properties are removed from the Index in the quarter the sale takes place but the historical information remains in the database. Each property’s market value is determined by real estate appraisal methodology, consistently applied. Past performance is no guarantee of future results.

2

Commercial Mortgage-Backed Securities (CMBS) are a type of bond commonly issued in American security markets. They are a type of mortgage-backed security backed by mortgages on commercial rather than residential real estate.

3

There can be no assurances that the Fund will achieve its objectives. The Fund’s current annualized dividend yield and total return will fluctuate over time based on changes in market conditions including changes in national or local economic conditions, property valuations, and the availability and terms of mortgage funds.

4	Consistent with industry standards, these numbers do not include multi-family housing.